EXHIBIT 21

                DESCRIPTION OF SUBSIDIARIES OF THE REGISTRANT

ClearWorks.net, Inc. (the "Registrant") has four wholly owned subsidiaries:

1.    ClearWorks Structured Wiring Services, Inc., a Texas corporation.
2.    ClearWorks Communications, Inc., a Texas corporation;
3.    ClearWorks Integration Services, Inc, a Texas corporation; and
4.    ClearWorks Home Systems, Inc., a Texas corporation.


ClearWorks Communications, Inc. has three wholly owned subsidiaries, Northpointe Telecom Services, L.L.C., a Texas limited liability Company, Stonegate Telecom Services, L.L.C. and Teravista Telecom Services, L.L.C.

ClearWorks Integration Services has two wholly owned subsidiaries, United Computing Group, Inc., a Texas corporation and United Consulting Group, Inc., a Texas corporation..